CAL-MAINE FOODS, INC. REPORTS FOURTH QUARTER AND FISCAL 2007 RESULTS

JACKSON, Miss. (July 23, 2007) - Cal-Maine Foods, Inc. (NASDAQ:CALM) today announced financial results for the fourth quarter and fiscal year ended June 2, 2007. For the fourth quarter of fiscal 2007, net sales were $169.9 million compared with net sales of $129.4 million for the fourth quarter a year ago. The Company reported net earnings of $18.3 million, or $0.78 per basic share, for the fourth quarter of fiscal 2007 compared with a net loss of $210,000, or $0.01 per basic share, for the same period last year.

For the fiscal year 2007, net sales were $598.1 million compared with net sales of $477.6 million for fiscal 2006. The Company reported net income of $36.7 million, or $1.56 per basic share, for fiscal 2007 compared with a net loss of $1.0 million, or $0.04 per basic share, in fiscal 2006.

Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “Our results for the fourth quarter reflect strong egg prices and a more favorable market. The demand for eggs was good during the quarter, aided by a strong export market. A reduced available egg supply also helped support a more balanced supply-demand equation. Feed costs remain high, primarily due to demand for corn from ethanol producers. However, higher egg prices more than offset the higher cost of feed during the quarter. .

“Looking ahead, egg prices have continued to be strong into our fiscal 2008 first quarter.  In addition, U.S.D.A. statistics indicate that the egg supply in the months ahead will be lower than the same time a year ago. All of our operations are running smoothly and we are optimistic about our business for the year ahead,” added Adams.

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 28 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 ▪	JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813	FAX 601-969-0905

CALM Reports Fourth Quarter and Fiscal 2007 Results

July 23, 2007
CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended
	June 2,	June 3,	June 2,	June 3,
	2007	2006	2007	2006
Net sales	$169,872	$129,404	$598,128	$477,555
Gross profit	41,080	17,475	118,624	62,217
Operating income	26,517	2,912	58,230	4,515
Income (loss) before income taxes	27,107	1,724	56,261	(1,478)

Net income (loss)	$18,282	$(210)	$36,656	$(1,013)
Net income (loss) per common share:
Basic	$0.78	$(0.01)	$1.56	$(0.04)
Diluted	$0.77	$(0.01)	$1.55	$(0.04)
Weighted average shares outstanding:
Basic	23,581	23,502	23,526	23,496
Diluted	23,647	23,502	23,599	23,496

SUMMARY BALANCE SHEET
(Unaudited)
(In thousands)

	June 2,	June 3,
ASSETS	2007	2006
Cash and short-term investments	$54,532	$38,295
Receivables	38,180	24,955
Inventories	62,208	57,843
Other	1,390	4,585
Current assets	156,310	125,678
Property, plant and equipment (net)	193,590	176,275
Other assets	14,668	15,165
Total assets	$364,568	$317,118

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$30,995	$24,190
Other current liabilities	19,491	17,336
Current maturities of long-term debt	13,442	11,902
Deferred income taxes	11,830	11,450
Current liabilities	75,758	64,878
Deferred income taxes and other liabilities	31,767	40,455
Long-term debt, less current maturities	99,410	92,010
Shareholders' equity	157,633	119,775
Total liabilities and shareholders' equity	$364,568	$317,118

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